Exhibit 99.1      Press Release



PRESS RELEASE
October 31, 2005

                              For further information contact:
                              David M. Bradley
                              Chairman, President and Chief Executive Officer North Central Bancshares, Inc.
                              825 Central Avenue
                              Fort Dodge, Iowa 50501
                              515-576-7531

     NORTH CENTRAL BANCSHARES, INC. ANNOUNCES RESULTS FOR THIRD QUARTER 2005

Fort Dodge, Iowa -- North Central Bancshares, Inc. (the "Company") (Nasdaq:
FFFD), the holding company for First Federal Savings Bank of Iowa (the "Bank"), announced today that the Company earned $1.11 diluted earnings per share for the quarter ended September 30, 2005, compared to diluted earnings per share of $0.87 for the quarter ended September 30, 2004. The Company's net income was $1.75 million for the quarter ended September 30, 2005, compared to $1.39 million for the quarter ended September 30, 2004. The increase in earnings for the quarter was primarily due to an increase in loan prepayment fees.

The Company earned $2.45 diluted earnings per share for the nine months ended September 30, 2005, compared to diluted earnings per share of $2.51 for the nine months ended September 30, 2004. The Company's net income was $3.85 million for the nine months ended September 30, 2005, compared to $4.09 million for the nine months ended September 30, 2004. The reduction in earnings for the nine months was due primarily to an other-than-temporary impairment, non-cash, after-tax charge of $653,500 on three Freddie Mac adjustable rate, perpetual preferred stocks, offset in part by an increase in loan prepayment fees.

Net interest income for the quarter ended September 30, 2005 was $3.36 million, compared to net interest income of $3.38 million for the quarter ended September 30, 2004. Net interest income remained steady for the quarter due primarily to an increase in interest-earning assets, offset by a decrease in the net interest margin. The net interest margin of 2.96% for the quarter ended September 30, 2005 represented a decrease from the net interest margin of 3.19% for the quarter ended September 30, 2004.

Net interest income for the nine months ended September 30, 2005 was $10.28 million, compared to net interest income of $9.98 million for the nine months ended September 30, 2004. The increase in net interest income was due primarily to an increase in interest-earning assets, offset in part by a decrease in the net interest margin. The net interest margin of 3.08% for the nine months ended September 30, 2005 represented a decrease from the net interest margin of 3.23% for the nine months ended September 30, 2004.


                                     -MORE-

The Company's provision for loan losses was $60,000 and $75,000 for the quarters ended September 30, 2005 and 2004, respectively. The Company's provision for loan losses was $180,000 and $185,000 for the nine months ended September 30, 2005 and 2004, respectively. The Company establishes provisions for loan losses, which are charged to operations, in order to maintain the allowance for loan losses at a level which is deemed to be appropriate based upon an assessment of prior loss experience, industry standards, past due loans, economic conditions, the volume and type of loans in the Bank's portfolio, and other factors related to the collectibility of the Bank's loan portfolio.

The Company's noninterest income was $2.42 million and $1.51 million for the quarters ended September 30, 2005 and 2004, respectively. The increase in noninterest income was due primarily to loan prepayment fees and increases in fees associated with checking accounts, including overdraft fees. During the quarter ended September 30, 2005, the Company recorded $705,000 in loan prepayment fees, compared to $40,000 for the quarter ended September 30, 2004.

The Company's noninterest income was $4.90 million and $4.59 million for the nine months ended September 30, 2005 and 2004, respectively. The increase in noninterest income was due primarily to loan prepayment fees and increases in fees associated with checking accounts, including overdraft fees, offset in part by an other-than-temporary impairment of securities available-for-sale and a decrease in abstract fees.

The Company's noninterest expense was $3.14 million and $2.78 million for the quarters ended September 30, 2005 and 2004, respectively. The increase in noninterest expense was primarily due to increases in compensation and other operating expenses.

The Company's noninterest expense was $9.08 million and $8.37 million for the nine months ended September 30, 2005 and 2004, respectively. The increase in noninterest expense was primarily due to increases in compensation and other operating expenses.

The Company's provision for income taxes was $839,000 and $640,000 for the quarters ended September 30, 2005 and 2004, respectively. The increase in the provision for income taxes was due to the increase in income before income taxes.

The Company's provision for income taxes was $2.06 million and $1.92 million for the nine months ended September 30, 2005 and 2004, respectively. The increase in the provision for income taxes was primarily due to the limited deductibility of the other-than-temporary impairment of securities available-for-sale, offset in part by the decrease in income before income taxes.

Total assets at September 30, 2005 were $484.0 million as compared to $462.7 million at December 31, 2004. The increase in assets consisted primarily of increases in loans and fixed assets, offset in part by a decrease in securities available-for-sale. Net loans increased by $22.4 million, or 5.49%, to $429.7 million at September 30, 2005 from $407.3 million at December 31, 2004. At September 30, 2005, net loans consisted of $205.7 million of one-to-four family real estate loans, $86.9 million of commercial real estate loans, $76.5 million of multi-family real estate loans, and $60.6 million of consumer loans. The increase in net loans was due primarily to the origination of one-to-four family real estate loans, the purchase of one-to-four family, multi-family, and commercial real estate loans, and the origination of second mortgage loans. These originations and purchases were offset in part by payments, prepayments, and sales of loans. Securities available-for-sale decreased $1.4 million, or 5.86%, to $21.7 million at September 30, 2005 from $23.1 million at December 31, 2004. The decrease in securities available-for-sale consisted primarily of a decrease in investments in mortgage-backed and municipal securities, offset in part by an increase in investment in FHLB stock and a decrease in unrealized losses.

Deposits increased $15.0 million, or 4.74%, to $331.3 million at September 30, 2005 from $316.3 million at December 31, 2004. The increase in the deposits was used primarily to fund loan growth.

Nonperforming assets were 0.32% of total assets as of September 30, 2005 compared to 0.37% of total assets as of December 31, 2004. The allowance for loan losses was $3.3 million, or 0.75% of total loans, at September 30, 2005, compared to $3.2 million, or 0.77% of total loans, at December 31, 2004.

Stockholders' equity was $43.9 million at September 30, 2005, compared to $41.5 million at December 31, 2004. Stockholders' equity increased by $2.4 million primarily due to earnings, the exercise of stock options, and a decrease in unrealized loss on securities available-for-sale, offset in part by declared dividends and stock repurchases. Book value, or stockholders' equity per share, at September 30, 2005 was $28.92 compared to $27.14 at December 31, 2004. The ratio of stockholders' equity to total assets was 9.1% at September 30, 2005, as compared to 9.0% at December 31, 2004.

All stockholders of record on September 16, 2005, received a quarterly cash dividend of $0.29 per share on October 6, 2005. As of September 30, 2005, the Company had 1,518,403 shares of common stock outstanding.

North Central Bancshares, Inc. serves north central and southeastern Iowa at ten full service locations in Fort Dodge, Nevada, Ames, Perry, Ankeny, Clive, Burlington, and Mount Pleasant, Iowa through its wholly-owned subsidiary, First Federal Savings Bank of Iowa, headquartered in Fort Dodge, Iowa.

The Bank's deposits are insured by the Federal Deposit Insurance Corporation up to the full extent permitted by law.

Statements included in this press release and in future filings by North Central Bancshares, Inc. with the Securities and Exchange Commission, in North Central Bancshares, Inc. press releases, and in oral statements made with the approval of an authorized executive officer, which are not historical or current facts, are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. North Central Bancshares, Inc. wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. The following important factors, among others, in some cases have affected and in the future could affect North Central Bancshares, Inc.'s actual results, and could cause North Central Bancshares, Inc.'s actual financial performance to differ materially from that expressed in any forward-looking statement: (1) competitive pressures among depository and other financial institutions may increase significantly; (2) revenues may be lower than expected; (3) changes in the interest rate environment may reduce interest margins; (4) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit; (5) legislative or regulatory changes, including changes in accounting standards, may adversely affect the business in which the Company is engaged; (6) competitors may have greater financial resources and developed products that enable such competitors to compete more successfully than the Company; and (7) adverse changes may occur in the securities markets or with respect to inflation. The foregoing list should not be construed as exhaustive, and North Central Bancshares, Inc. disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events.

For more information contact: David M. Bradley, President and Chief Executive Officer, 515-576-7531

FINANCIAL HIGHLIGHTS OF NORTH CENTRAL BANCSHARES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Financial Condition

 (Unaudited)
 (Dollars in Thousands, except per share and share data)  September 30, 2005    December 31, 2004
                                                          ------------------    -----------------
Assets
   Cash and cash equivalents                                  $    7,826          $    7,918
   Securities available-for-sale                                  21,753              23,106
   Loans (net of allowance of loan loss of $3,317 and
      $3,235, respectively)                                      429,661             407,316
   Goodwill                                                        4,971               4,971
   Other assets                                                   19,788              19,424
                                                              ----------          ----------

     Total assets                                             $  483,999          $  462,735
                                                              ==========          ==========
Liabilities
   Deposits                                                   $  331,328          $  316,334
   Other borrowed funds                                          105,450             100,975
   Other liabilities                                               3,303               3,892
                                                              ----------          ----------
      Total liabilities                                          440,081             421,201

Stockholders' equity                                              43,918              41,534
                                                              ----------          ----------

   Total liabilities and stockholders' equity                 $  483,999          $  462,735
                                                              ==========          ==========

Stockholders' equity to total assets                                9.07%               8.98%
                                                              ==========          ==========

Book value per share                                          $    28.92          $    27.14
                                                              ==========          ==========

Total shares outstanding                                       1,518,403           1,530,530
                                                              ==========          ==========

Condensed Consolidated Statements of Income
(Unaudited)
(Dollars in Thousands, except per share data)

                                                              For the Three Months                    For the Nine Months
                                                               Ended September 30,                    Ended September 30,
                                                             2005               2004               2005               2004
                                                          ---------------------------------------------------------------------
 Interest income                                          $     6,624         $     6,234       $    19,520         $    18,459
 Interest expense                                               3,261               2,858             9,239               8,479
                                                          -----------         -----------       -----------         -----------
     Net interest income                                        3,363               3,376            10,281               9,980
 Provision for loan loss                                           60                  75               180                 185
                                                          -----------         -----------       -----------         -----------
     Net interest income after provision for loan loss          3,303               3,301            10,101               9,795
 Noninterest income                                             2,418               1,512             4,901               4,586
 Noninterest expense                                            3,135               2,781             9,084               8,369
                                                          -----------         -----------       -----------         -----------
     Income before income taxes                                 2,586               2,032             5,918               6,012
 Income taxes                                                     839                 640             2,063               1,923
                                                          -----------         -----------       -----------         -----------
     Net income                                           $     1,747         $     1,392       $     3,855         $     4,089
                                                          ===========         ===========       ===========         ===========

 Basic earnings per share                                 $      1.14         $      0.90       $      2.52         $      2.62
                                                          ===========         ===========       ===========         ===========
 Diluted earnings per share                               $      1.11         $      0.87       $      2.45         $      2.51
                                                          ===========         ===========       ===========         ===========

                                                              For the Three Months                   For the Nine Months
Selected Financial Ratios                                     Ended September 30,                    Ended September 30,

                                                            2005                2004               2005                2004
                                                       ---------------------------------------------------------------------
Performance ratios
    Net interest spread                                     2.75%               3.00%              2.86%               3.02%
    Net interest margin                                     2.96%               3.19%              3.08%               3.23%
    Return on average assets                                1.44%               1.23%              1.08%               1.23%
    Return on average equity                               15.85%              13.40%             11.93%              13.10%
    Efficiency ratio (noninterest expense divided by
      the sum of net interest income before provision
      for loan losses plus noninterest income)             54.24%              56.91%             59.83%              57.45%